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                                                                     EXHIBIT 3.3

                             CERTIFICATE OF TRUST OF
                          ALLSTATE LIFE GLOBAL FUNDING

          THIS Certificate of Trust of ALLSTATE LIFE GLOBAL FUNDING (the "Trust"), dated as of June 24, 2002, is being duly executed and filed by the undersigned Delaware Trustee to form a business trust under the Delaware Business Trust Act (12 Del. Code, Section 3801 ET SEQ.) (the "Act").

     1. Name. The name of the business trust formed hereby is ALLSTATE LIFE GLOBAL FUNDING.

     1. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890-0001, Attention: Corporate Trust Administration.

     2. Series Trust. Pursuant to Sections 3804 and 3806(b)(2) of the Act, the Trust shall be a series Trust and shall issue series of beneficial interests having separate rights, powers and duties with respect to property or obligations of the Trust (each a "Series"). Pursuant to Section 3804(a) of the Act, there shall be a limitation of liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

     3. Effective Time. This Certificate of Trust will be effective upon its filing with the Secretary of State of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned, being the Delaware Trustee of the Trust as of the date of filing of this Certificate of Trust, has executed this Certificate of Trust as of the date first above written in accordance with
Section 3811(a) of the Act.


                                   Wilmington Trust Company,
                                   not in its individual capacity but solely as trustee


                                   By:    /s/ James P. Lawler
                                          --------------------------------------
                                   Name:  James P. Lawler
                                   Title: Vice President